PROFORMANCE RESEARCH ORGANIZATION, INC.
                              ARTICLES OF AMENDMENT


         PROFORMANCE RESEARCH ORGANIZATION INC., a Delaware corporation having its principal office at 5335 West 48th Avenue, Suite 200, Denver, Colorado 80212 (hereinafter referred to as the "Corporation") hereby certifies to the Secretary of State that:

         FIRST: The name of the Corporation is Proformance Research Organization Inc.

         SECOND: The Amended and Restated Certificate of Incorporation is hereby amended by striking in its entirety ARTICLES I and IV(a) and by substituting in lieu thereof the following:

         Article I. The name of the corporation is: PROform golf, inc.

         Article VI. (a) The Corporation is authorized to issue two classes of stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is twenty million (20,000,000) shares with a par value of $0.0001 per share; and the total number of shares of Preferred Stock that the Corporation is authorized to issue is three million (3,000,000) shares with a par value of $0.0001 per share.

         THIRD: The Amendment was advised to the stockholders in a Consent in Writing in Lieu of Special Meeting dated July 1, 2000 pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware on the first day of July, 2000.

         FOURTH: The Amendment was adopted by the written informal action taken by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware on the 25 day of JULY, 2000.

         FIFTH: The number of votes cast which were represented by the Informal Action of Stockholders approving the Amendment was sufficient for approval of the Amendment under the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Proformance Research Organization Inc. has caused these presents to be signed in its name and on its behalf by its President, and its corporate seal to be hereunder affixed and attested by its Secretary on this 25 day of JULY, 2000, and its President acknowledges that these Articles of Amendment are the act and deed of Proformance Research Organization Inc. and under the penalties of perjury that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of the President's knowledge, information and belief.


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                                          PROFORMANCE RESEARCH ORGANIZATION INC.


                                          By /S/ WILLIAM D. LEARY
                                             -----------------------------------
                                                 William D. Leary, President

ATTEST:


/S/ DOUGLAS WEINER
-------------------------------------
Douglas Weiner, Assistant Secretary

STATE OF COLORADO                           )
                                            ) ss.
CITY& COUNTY OF DENVER                      )

         The foregoing Articles of Amendment were signed before me by William D. Leary, President of Proformance Research Organization Inc., who, under oath, stated that the matters and facts set forth therein with respect to authorization and approval are true in all material respects to the best of his knowledge and belief.

         DATED this 25 day of JULY, 2000.

                                             /S/LINDA J. CIPRI
                                             ------------------------------
My Commission Expires:                       Notary Public
      12/10/2001                             Address: 5335 W. 48th Ave #200
                        [notary seal]                 Denver, Colo. 80212